Exhibit 99.1

Tesoro Corporation Contributes Long Beach Marine Terminal and Los Angeles Short-haul

Pipelines to Tesoro Logistics

SAN ANTONIO – September 14, 2012—Tesoro Corporation (NYSE:TSO) and Tesoro Logistics LP (NYSE:TLLP) today announced that Tesoro Corporation (“Tesoro”) has contributed the Long Beach marine terminal and Los Angeles short-haul pipelines owned by Tesoro’s subsidiary, Tesoro Refining and Marketing Company, to Tesoro Logistics LP (“the Partnership”) for total consideration of $210 million.

“This transaction marks Tesoro’s second sale of assets to the Partnership and represents the first significant addition of third-party volumes into the TLLP system, one of the Partnership’s primary business objectives,” said Greg Goff, Tesoro Corporation’s President and Chief Executive Officer and Tesoro Logistics’ Chairman and Chief Executive Officer. “We are committed to capturing the full value of our logistics assets and growing the Partnership’s distributions.”

These assets, located near Tesoro’s Wilmington, California refinery, consist of a two-vessel berth dock leased from the City of Long Beach, six storage tanks with combined capacity of 235,000 barrels and six related pipelines with 70,000 barrels per day throughput connecting the marine terminal, Tesoro’s refinery and other third-party facilities.

The purchase price of $210 million included cash of $189 million and Tesoro Logistics equity valued at approximately $21 million. The cash consideration was financed with borrowings under Tesoro Logistics’ recent 5.875% Senior Notes offering. The equity consideration was based on the average daily closing price of common units for the 10 trading days prior to today, or $44.47 per unit, with 98% in the form of common units and 2% in the form of general partner units.

In connection with the closing of the transaction, Tesoro and the Partnership entered into a throughput and use agreement for the marine terminal assets and a transportation services agreement for the short-haul pipeline assets. Both of these agreements include minimum throughput commitments, annual price escalations and ten year initial contract terms. Tesoro Logistics expects that this contribution will result in an estimated $22 million of additional annual EBITDA, approximately half of which is expected to be from third parties.

Also today, Tesoro Logistics consummated its previously announced offering of $350 million aggregate principal amount of 5.875% Senior Notes due in 2020. The Partnership intends to use the proceeds from the offering to fund its acquisition of Tesoro’s Long Beach marine terminal and Los Angeles short-haul pipelines and to repay all of its outstanding indebtedness under its revolving credit facility, with any remaining amounts to be used for working capital and general partnership purposes.

TESORO LOGISTICS LP

RECONCILIATION OF FORECASTED EBITDA TO AMOUNTS UNDER US GAAP

(Unaudited, in millions)

Reconciliation of Forecasted EBITDA to Forecasted Net Income:	Long Beach Marine Terminal and Los Angeles Short-Haul Pipelines
Net income	$10.0
Add: Depreciation and amortization expenses	1.0
Add: Interest and financing costs, net	11.0

Forecasted EBITDA (a)	$22.0

(a)	We define EBITDA as net income (loss) before net interest and financing costs and depreciation and amortization expenses. EBITDA should not be considered as an alternative to net income (loss) in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). EBITDA has important limitations as an analytical tool, because it excludes some, but not all, items that affect net income (loss). EBITDA is not a measure prescribed by U.S. GAAP but is a supplemental financial measure that is used by management and may be used by external users of our condensed combined consolidated financial statements, such as industry analysts, investors, lenders and rating agencies to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

About Tesoro Corporation

Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 675,000 barrels per day. Tesoro’s retail-marketing system includes over 1,375 branded retail stations, of which nearly 590 are company operated under the Tesoro®, Shell® and USA Gasoline™ brands.

About Tesoro Logistics LP

Tesoro Logistics LP, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation to own, operate, develop and acquire crude oil and refined products logistics assets.

This press release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning our current expectation of the announced transaction closing, portfolio expansion, growth in distributions, accretiveness, throughput rates and incremental revenue and cash flow. For more information concerning factors that could affect these statements, see the respective annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K for Tesoro Corporation and Tesoro Logistics LP, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:

Investors:

Louie Rubiola, Director, Investor Relations, (210) 626-4355

Media:

Tesoro Media Relations, media@tsocorp.com, (210) 626-7702